--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

        Date of Report (Date of earliest event reported) August 22, 2000

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


      North Carolina                 0-12781                   56-1001967
(State or other jurisdiction   (Commission File No.)          (IRS Employer
    of incorporation)                                      Identification No.)



                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (336) 889-5161
              (Registrant's telephone number, including area code)





          (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (2 pages) and Financial Information Release (9 pages), both dated August 22, 2000, related to the fiscal 2001 first quarter ended July 30, 2000.

Forward Looking Information. This Report contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Because of the significant percentage of the Company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the Company's products.



                                                      SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CULP, INC.
                                         (Registrant)


                                By:      Phillip W. Wilson
                                        -------------------
                                         Vice President and
                                         Chief Financial Officer






Dated:   August 22, 2000

FOR IMMEDIATE RELEASE


                       CULP REPORTS FIRST QUARTER RESULTS

HIGH POINT, N. C. (Aug. 22, 2000) - Culp, Inc. (NYSE: CFI) today reported results for the first quarter of its 2001 fiscal year that were in line with the preliminary outlook for the quarter that the Company had publicly released last month.

      For the three months ended July 30, 2000, Culp reported net sales of $101.9 million compared with $115.9 million a year ago. The company reported a net loss for the quarter of $1.8 million, or $0.16 per share diluted, compared with net income of $1.6 million, or $0.13 per share diluted, in the year-earlier period.

      Robert G. Culp, III, chief executive officer, commented, "As we indicated last month, we encountered a definite slowing in incoming orders during the quarter. Our first fiscal quarter is not a seasonally strong period for our business; and as a result of the lower-than-expected sales and some plant consolidation expenses, we did not operate profitably for the period. Based on current trends in our business, we believe that we will achieve a profit recovery in the second fiscal quarter but still expect earnings to be down from a year ago. Our results for fiscal 2001 as a whole will depend importantly on the overall trend in consumer spending on home furnishings. We are encouraged that the traditional measures that influence demand such as consumer confidence and employment levels remain strong, but the rise in interest rates since the start of calendar 2000 clearly poses some concern. The relative strength of the dollar is another factor that will influence our progress because of the impact this has on our international sales."

      Culp added, "A vital strategic focus remains capitalizing further on the consolidation within the home furnishings industry. Having one of the broadest arrays of fabrics, together with modern manufacturing facilities, positions Culp well to work with the major furniture manufacturers who have been steadily gaining market share in recent years. It is essential that we combine the consistent development of appealing designs with our extensive manufacturing resources. We are pleased with the momentum that Culp has achieved in the trade acceptance of our latest patterns and finishes. Over the balance of the current fiscal year, we expect that these placements on our customers' furniture lines will translate into an increasing trend in orders."

      Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

                                   CULP, INC.
                         Condensed Financial Highlights
                                  (Unaudited)

                                                    Three Months Ended
                                             -------------------------------
                                              July 30, 2000     Aug. 1, 1999
                                             --------------    -------------
Net sales                                    $  101,878,000    $ 115,937,000
Net income (loss)                            $   (1,756,000)   $   1,597,000
Net income (loss) per share:
  Basic                                      $        (0.16)   $        0.13
  Diluted                                    $        (0.16)   $        0.13
Average shares outstanding:
  Basic                                          11,209,000       12,063,000
  Diluted                                        11,292,000       12,219,000

      This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.

                                    - END -

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
           FOR THE THREE MONTHS ENDED JULY 30, 2000 AND AUGUST 1, 1999

                (Amounts in Thousands, Except for Per Share Data)

                                                                       THREE MONTHS ENDED (UNAUDITED)
                                              ----------------------------------------------------------------------------------
                                                         Amounts                                          Percent of Sales
                                              ------------------------------                        ------------------------------
                                                July 30,        August 1,         % Over
                                                  2000            1999           (Under)               2001            2000
                                              --------------  --------------   -------------        --------------  --------------
Net sales                                 $         101,878         115,937        (12.1) %               100.0  %         100.0 %
Cost of sales                                        87,704          95,525         (8.2) %                86.1  %          82.4 %
                                              --------------  --------------   -------------        --------------  --------------
         Gross profit                                14,174          20,412        (30.6) %                13.9  %          17.6 %

Selling, general and
  administrative expenses                            13,778          15,038         (8.4) %                13.5  %          13.0 %
                                              --------------  --------------   -------------        --------------  --------------
         Income from operations                         396           5,374        (92.6) %                 0.4  %           4.6 %

Interest expense                                      2,323           2,416         (3.8) %                 2.3  %           2.1 %
Interest income                                          (7)            (17)       (58.8) %                (0.0) %          (0.0)%
Other expense (income), net                             741             555         33.5  %                 0.7  %           0.5 %
                                              --------------  --------------   -------------        --------------  --------------
         Income (loss) before income taxes           (2,661)          2,420       (210.0) %                (2.6) %           2.1 %

Income taxes  *                                        (905)            823       (210.0) %                34.0  %          34.0 %
                                              --------------  --------------   -------------        --------------  --------------

         Net income (loss)                $          (1,756)          1,597       (210.0) %                (1.7) %           1.4 %
                                              ==============  ==============   =============        ==============  ==============

Net income (loss) per share                          ($0.16)          $0.13       (223.1) %
Net income (loss) per share, assuming dilution       ($0.16)          $0.13       (223.1) %
Dividends per share                                  $0.035          $0.035          0.0  %
Average shares outstanding                           11,209          12,063         (7.1) %
Average shares outstanding, assuming dilution        11,292          12,219         (7.6) %

 * Percent of sales column is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                JULY 30, 2000, AUGUST 1, 1999 AND APRIL 30, 2000
                                    Unaudited
                             (Amounts in Thousands)

                                                            Amounts                  Increase
                                             ------------------------------         (Decrease)
                                               July 30,        August 1,   --------------------------     * April 30,
                                                 2000            1999        Dollars         Percent         2000
                                              ------------  ------------  ------------    -----------     ------------
Current assets
       Cash and cash investments            $       1,654         1,097          557         50.8  %            1,007
       Accounts receivable                         58,851        61,984       (3,133)        (5.1) %           75,223
       Inventories                                 74,600        75,337         (737)        (1.0) %           74,471
       Other current assets                        11,565        10,860          705          6.5  %           10,349
                                              ------------  ------------  ------------    -----------     ------------
                  Total current assets            146,670       149,278       (2,608)        (1.7) %          161,050

Restricted investments                                  0         1,684       (1,684)      (100.0) %                0
Property, plant & equipment, net                  123,636       120,971        2,665          2.2  %          126,407
Goodwill                                           49,525        50,920       (1,395)        (2.7) %           49,873
Other assets                                        5,550         4,969          581         11.7  %            5,548
                                              ------------  ------------  ------------    -----------     ------------

                  Total assets              $     325,381       327,822       (2,441)        (0.7) %          342,878
                                              ============  ============  ============    ===========     ============


Current liabilities
       Current maturities of long-term debt $       1,678         1,678            0          0.0  %            1,678
       Accounts payable                            24,942        26,099       (1,157)        (4.4) %           37,287
       Accrued expenses                            19,762        20,309         (547)        (2.7) %           22,108
       Income taxes payable                             0           798         (798)      (100.0) %                0
                                              ------------  ------------  ------------    -----------     ------------
                  Total current liabilities        46,382        48,884       (2,502)        (5.1) %           61,073


Long-term debt                                    135,150       136,228       (1,078)        (0.8) %          135,808
Deferred income taxes                              17,459        14,583        2,876         19.7  %           17,459
                                              ------------  ------------  ------------    -----------     ------------
                  Total liabilities               198,991       199,695         (704)        (0.4) %          214,340

Shareholders' equity                              126,390       128,127       (1,737)        (1.4) %          128,538
                                              ------------  ------------  ------------    -----------     ------------

                  Total liabilities and
                  shareholders' equity      $     325,381       327,822       (2,441)        (0.7) %          342,878
                                              ============  ============  ============    ===========     ============

Shares outstanding                                 11,209        12,040         (831)        (6.9) %           11,209
                                              ============  ============  ============    ===========     ============


*  Derived from audited financial
statements.

                              CULP, INC. FINANCIAL
                               INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE THREE MONTHS ENDED JULY 30, 2000 AND AUGUST 1, 1999
                                    Unaudited
                             (Amounts in Thousands)

                                                                                THREE MONTHS ENDED
                                                                         ----------------------------------
                                                                                     Amounts
                                                                         --------------------------------
                                                                            July 30,        August 1,
                                                                              2000             1999
                                                                         ---------------  ---------------
Cash flows from operating activities:
     Net income (loss)                                                 $         (1,756)           1,597
     Adjustments to reconcile net income (loss) to net
        cash provided by operating activities:
            Depreciation                                                          5,060            4,759
            Amortization of intangible assets                                       399              399
            Changes in assets and liabilities:
                Accounts receivable                                              16,372            8,519
                Inventories                                                        (129)          (8,267)
                Other current assets                                             (1,216)          (1,227)
                Other assets                                                        147              (41)
                Accounts payable                                                 (6,886)             270
                Accrued expenses                                                 (2,346)            (717)
                Income taxes payable                                                  0              798
                                                                         ---------------  ---------------
                    Net cash provided by operating activities                     9,645            6,090
                                                                         ---------------  ---------------
Cash flows from investing activities:
     Capital expenditures                                                        (2,289)          (2,420)
     Purchases of restricted investments                                              0              (15)
     Purchase of investments to fund deferred compensation liability               (200)               0
     Sale of restricted investments                                                   0            1,671
                                                                         ---------------  ---------------
                    Net cash used in investing activities                        (2,489)            (764)
                                                                         ---------------  ---------------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt                                         0            3,333
     Principal payments on long-term debt                                          (658)          (7,417)
     Change in accounts payable-capital expenditures                             (5,459)             142
     Dividends paid                                                                (392)            (423)
     Payments to acquire common stock                                                 0             (393)
     Proceeds from common stock issued                                                0               20
                                                                         ---------------  ---------------
                    Net cash used in financing activities                        (6,509)          (4,738)
                                                                         ---------------  ---------------

Increase in cash and cash investments                                               647              588

Cash and cash investments at beginning of period                                  1,007              509
                                                                         ---------------  ---------------

Cash and cash investments at end of period                             $          1,654            1,097
                                                                         ===============  ===============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                  JULY 30, 2000

                                           FISCAL 00                            FISCAL 01
                                         -------------   ------------------------------------------------   ---------------
                                              Q1              Q1             Q2         Q3         Q4          LTM (5)
                                         -------------   ------------------------------------------------   ---------------
INVENTORIES
        Inventory turns                           5.4              4.7

RECEIVABLES
        Days sales in receivables                  45               49
        Percent current & less than 30
          days past due                         93.2%            91.5%

WORKING CAPITAL
        Current ratio                            3.1              3.2
        Working capital turnover (4)             4.4              4.3
        Operating working capital (4)        $111,222         $108,509

PROPERTY, PLANT & EQUIPMENT
        Depreciation rate                        8.0%             8.0%
        Percent property, plant &
          equipment are depreciated             49.0%            51.1%
        Capital expenditures                  $22,559 (1)       $2,289

PROFITABILITY
        Return on average total capital          4.8%           (0.3%)                                                4.7%
        Return on average equity                 5.0%           (5.5%)                                                4.8%
        Net income (loss) per share             $0.13          ($0.16)                                               $0.52
        Net income (loss) per share(diluted)    $0.13          ($0.16)                                               $0.52

LEVERAGE (3)
        Total liabilities/equity               155.9%           157.4%
        Funded debt/equity                     106.3%           108.3%
        Funded debt/capital employed            51.5%            52.0%
        Funded debt                          $136,222         $136,828
        Funded debt/EBITDA (LTM) (6)            3.33             3.46
        EBITDA/Interest expense, net (LTM)       4.3              4.2

OTHER
        Book value per share                   $10.64           $11.28
        Employees at quarter end                4,050            3,722
        Sales per employee (annualized)      $116,000         $108,000
        Capital employed (3)                 $264,349         $263,218
        Effective income tax rate               34.0%            34.0%
        EBITDA (2)                             $9,977           $5,114                                             $39,359
        EBITDA/net sales                         8.6%             5.0%                                                8.3%

  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes, and depreciation & amortization.
  (3) Long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve Months"
  (6) EBITDA includes capitalized interest and pro forma amounts for acquisitions.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                            SALES BY SEGMENT/DIVISION
           FOR THE THREE MONTHS ENDED JULY 30, 2000 AND AUGUST 1, 1999

                             (Amounts in thousands)

                                                            THREE MONTHS ENDED (UNAUDITED)
                                       --------------------------------------------------------------------------
                                                Amounts                                Percent of Total Sales
                                       --------------------------                    ----------------------------
                                        July 30,      August 1,         % Over
Segment/Division                          2000          1999           (Under)           2001            2000
------------------------------------   ------------  ------------   ---------------  -------------   ------------
Upholstery Fabrics
    Culp Decorative Fabrics         $       41,533        50,516       (17.8) %          40.8 %          43.6 %
    Culp Velvets/Prints                     30,074        36,209       (16.9) %          29.5 %          31.2 %
    Culp Yarn                                3,319         4,129       (19.6) %           3.3 %           3.6 %
                                       ------------  ------------   ---------------  -------------   ------------
                                            74,926        90,854       (17.5) %          73.5 %          78.4 %

Mattress Ticking
    Culp Home Fashions                      26,952        25,083         7.5  %          26.5 %          21.6 %
                                       ------------  ------------   ---------------  -------------   ------------

                                  * $      101,878       115,937       (12.1) %         100.0 %         100.0 %
                                       ============  ============   ===============  =============   ============

* U.S. sales were $82,290 and $92,124 for the first quarter of fiscal 2001 and fiscal 2000, respectively. The percentage decrease in U.S. sales was 10.7% for the first quarter.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
           FOR THE THREE MONTHS ENDED JULY 30, 2000 AND AUGUST 1, 1999

                             (Amounts in thousands)

                                                               THREE MONTHS ENDED (UNAUDITED)
                                       --------------------------------------------------------------------------------
                                                  Amounts                                   Percent of Total Sales
                                       -------------------------------                   ------------------------------
                                          July 30,        August 1,        % Over
         Geographic Area                    2000            1999           (Under)           2001             2000
----------------------------------     ---------------  --------------  --------------   -------------     ------------
North America (Excluding USA)     $             8,395           7,676        9.4  %          42.9 %           32.2 %
Europe                                          1,452           2,929      (50.4) %           7.4 %           12.3 %
Middle East                                     5,043           6,992      (27.9) %          25.7 %           29.4 %
Far East & Asia                                 3,236           4,309      (24.9) %          16.5 %           18.1 %
South America                                     306             620      (50.6) %           1.6 %            2.6 %
All other areas                                 1,156           1,287      (10.2) %           5.9 %            5.4 %
                                       ---------------  --------------  --------------   -------------     ------------

                                  $            19,588          23,813      (17.7) %         100.0 %          100.0 %
                                       ===============  ==============  ==============   =============     ============

International sales, and the percentage of total sales, for each of the last five fiscal years follows: fiscal 1996-$77,397 (22%); fiscal 1997-$101,571 (25%); fiscal 1998-$137,223 (29%); fiscal 1999-$113,354 (23%); and fiscal
2000-$111,104 (23%). International sales for the first quarter represented 19.2% and 20.5% for 2001 and 2000, respectively.

                                   Culp, Inc.
                   SALES BY SEGMENT/DIVISION - TREND ANALYSIS
                              1999 vs 2000 vs 2001

                             (Amounts in thousands)

                                               Fiscal 1999                                     Fiscal 2000
                               ----------------------------------------------  ----------------------------------------------
    Segment/Division              Q1       Q2        Q3       Q4     TOTAL        Q1       Q2       Q3       Q4      TOTAL
-------------------------
Upholstery Fabrics
    Culp Decorative Fabrics      51,445    59,573   50,520   60,520  222,058      50,516  56,897   49,654   56,130   213,197
    Culp Velvets/Prints          29,994    38,728   34,949   40,402  144,073      36,209  41,783   34,050   39,501   151,543
    Culp Yarn                     6,596     6,367    4,088    4,462   21,513       4,129   4,358    4,274    4,809    17,570
                               ----------------------------------------------  ----------------------------------------------
                                 88,035   104,668   89,557  105,384  387,644      90,854 103,038   87,978  100,440   382,310

Mattress Ticking
    Culp Home Fashions           22,632    23,491   22,536   26,781   95,440      25,083  26,504   25,203   28,979   105,769
                               ----------------------------------------------  ----------------------------------------------

                                110,667   128,159  112,093  132,165  483,084     115,937 129,542  113,181  129,419   488,079
                               ==============================================  ==============================================


                   Percent increase(decrease) from prior year:

    Segment/Division
-------------------------

Upholstery Fabrics
    Culp Decorative Fabrics       29.2       4.9      (5.4)      0.6      5.7       (1.8)   (4.5)    (1.7)    (7.3)     (4.0)
    Culp Velvets/Prints          (21.9)    (11.8)    (20.6)    (10.3)   (15.9)      20.7     7.9     (2.6)    (2.2)      5.2
    Culp Yarn                    100.0     100.0     437.2     (37.3)   173.1      (37.4)  (31.6)     4.5      7.8     (18.3)
                                ----------------------------------------------  ----------------------------------------------
                                  12.6       3.9      (8.8)     (6.2)    (0.5)       3.2    (1.6)    (1.8)    (4.7)     (1.4)

Mattress Ticking
    Culp Home Fashions             6.3       5.7      11.2      13.9      9.3       10.8    12.8     11.8      8.2      10.8
                                ----------------------------------------------  ----------------------------------------------
                                  11.2       4.3      (5.4)     (2.7)     1.3        4.8     1.1      1.0     (2.1)      1.0
                                ==============================================  ==============================================

  Overall Growth Rate
--------------------------
Internal (without acquisitions)   (4.6)     (0.9)    (8.5)      (2.7)    (4.1)       4.8     1.1      1.0     (2.1)      1.0
External                          15.8       5.2      3.1         -       5.4         -       -        -        -         -
                                ----------------------------------------------  ----------------------------------------------
                                  11.2       4.3     (5.4)      (2.7)     1.3        4.8     1.1      1.0     (2.1)      1.0
                                ==============================================  ==============================================

                                   Culp, Inc.
                   SALES BY SEGMENT/DIVISION - TREND ANALYSIS
                              1999 vs 2000 vs 2001

                             (Amounts in thousands)

                                               Fiscal 2001
                               -----------------------------------------------
    Segment/Division              Q1        Q2        Q3        Q4     TOTAL
-------------------------
Upholstery Fabrics
    Culp Decorative Fabrics       41,533                               41,533
    Culp Velvets/Prints           30,074                               30,074
    Culp Yarn                      3,319                                3,319
                               -----------------------------------------------
                                  74,926                               74,926

Mattress Ticking
    Culp Home Fashions            26,952                               26,952
                               -----------------------------------------------

                                 101,878                              101,878
                               ===============================================

                  Percent increase(decrease) from prior year:

    Segment/Division
-------------------------

Upholstery Fabrics
    Culp Decorative Fabrics        (17.8)                               (17.8)
    Culp Velvets/Prints            (16.9)                               (16.9)
    Culp Yarn                      (19.6)                               (19.6)
                                -----------------------------------------------
                                   (17.5)                               (17.5)

Mattress Ticking
    Culp Home Fashions               7.5                                  7.5
                                -----------------------------------------------
                                   (12.1)                               (12.1)
                                ===============================================

  Overall Growth Rate
--------------------------
Internal (without acquisitions)    (12.1)                               (12.1)
External                              -                                    -
                                 -----------------------------------------------
                                   (12.1)                               (12.1)
                                 ===============================================


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
           for the three months ended July 30, 2000 and August 1, 1999


INCOME STATEMENT COMMENTS

     GENERAL - For the first quarter, net sales decreased 12.1% to $101.9 million; and the company reported a net loss of $1.8 million, or $0.16 per share diluted (based on 11,292,000 average shares outstanding during the period), versus net income of $1.6 million, or $0.13 per share diluted (based on 12,219,000 average shares outstanding during the period), a year ago.

     The company's strategic plan encompasses several competitive initiatives:

     Broad Product Offering - continuing to market one of the broadest product lines in upholstery fabrics and mattress ticking. Through its extensive manufacturing capabilities, the company competes in every major category except leather;

     Diverse Global Customer Base - maintaining a diverse, global customer base. The company has long-standing relationships with most major upholstery furniture manufacturers. One customer accounted for approximately 10% of net sales during the first quarter of fiscal 2001. Ownership of the resources in the home furnishings industry is becoming increasingly concentrated, and the company is seeking to increase its business further with existing customers. Culp is also pursuing opportunities in other end-use markets in addition to U.S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture;

     Design Innovation - continuing to invest in personnel and other resources for the design of upholstery fabrics and ticking with appealing patterns and textures. An integral component of the value Culp provides to customers is supplying fabrics that are fashionable and match current consumer preferences. The company's principal design resources are consolidated in a single facility that has advanced CAD systems and promotes a sharing of innovative designs among the divisions;

     Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies that can be gained by producing the raw material components that are used in the manufacture of its products; and

     Additional Acquisitions - investing in selective acquisitions complementary to existing segments.

NET SALES - Compared with the first quarter of fiscal 2000, upholstery fabric sales decreased 17.5% to $74.9 million and mattress ticking sales increased 7.5% to $27.0 million (See Sales by Segment/Division schedule on Page 5 and Sales by Segment/Division - Trend Analysis on Page 7). International sales were down 17.7% for the quarter. The first fiscal quarter is historically not the strongest period of the year for Culp due to planned vacations and seasonal industry-wide plant closings.

     The company had anticipated that the first fiscal quarter would be a difficult year-to-year comparison, but sales proved to be considerably less than expected. Key factors influencing the company's shipments were a slowdown in consumer spending on home furnishings, especially in the promotional price category, and the relative strength of the dollar which affects Culp's sales to customers outside the United States. The decline in sales of upholstery fabrics was offset in part by increased sales at Culp Home Fashions (primarily mattress ticking). Culp's growth in mattress ticking continues to be driven by the introduction of new designs and fabric constructions as well as the advantages of the company's vertical integration. In particular, the ability to manufacture the jacquard greige (or unfinished) goods that are then printed to produce mattress ticking has aided Culp in meeting faster delivery schedules and providing improved overall customer service.

     Based on current trends, the company presently expects to report a profit for the second fiscal quarter, but believes that earnings will be down from the year-earlier level. The trend in results over the remainder of this year will be determined by a number of factors including the overall trend in consumer spending on home furnishings and the fluctuation of the dollar relative to other currencies.

     GROSS PROFIT - Gross profit declined 30.6% for the first quarter versus a year ago and decreased as a percentage of net sales from 17.6% to 13.9%. The decline was due principally to lower sales volume for the period which led to underabsorption of fixed costs in the company's upholstery fabrics operation. The company also experienced some higher costs related to the consolidation of the Phillips weaving plant in Monroe, NC into the Pageland, SC facility. This move has been completed, and the company expects to benefit in subsequent periods from reduced operating expenses.

     SG&A EXPENSES - SG&A expenses for the first quarter increased as a percentage of sales from 13.0% to 13.5%. A portion of these expenses is variable based on the level of sales, and the dollar amount of these expenses declined 8.4% from a year ago.

     INTEREST EXPENSE - Interest expense of $2.3 million for the first quarter was down slightly from $2.4 million in the prior year due to slightly lower average borrowings.

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the first quarter totaled $741,000 compared with $555,000 in the prior year. The increase is principally due to lower investment income on assets related to the company's nonqualified deferred compensation plan.

     INCOME TAXES - The effective tax rate for the first quarter was 34.0%, unchanged from the first quarter of the prior year.

     EBITDA - Due principally to the loss for the period, EBITDA for the first quarter decreased 49% to $5.1 million from $10.0 million in the prior year.


BALANCE SHEET COMMENTS

     WORKING CAPITAL - Accounts receivable as of July 30, 2000 decreased 5.1% from the year-earlier level, due principally to the lower sales for the period. Days sales outstanding increased to 49 days at July 30, 2000 compared with 45 a year ago. The aging of accounts receivable was 91.5% current and less than 30 days past due versus 93.2% a year ago. Inventories at the close of the first quarter decreased 1.0% from a year ago. Inventory turns for the first quarter were 4.7 versus 5.4 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $108.5 million at July 30, 2000, down from $111.2 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT - During fiscal 2000 the company's capital spending increased to $22.6 million compared with $10.7 million in the prior year. The level of capital spending in fiscal 2001 is budgeted to be approximately $16 million, and spending in the first quarter totaled $2.3 million. Depreciation for fiscal 2001 is estimated to be $20.5 million.

     LONG-TERM DEBT - The company's funded debt-to-capital ratio was 52.0% at July 30, 2000 compared with 51.5% a year ago. Funded debt was $136.8 million at July 30, 2000 compared with $136.2 million a year ago. Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds.


STOCK REPURCHASE

     In separate authorizations in June 1998, March 1999, September 1999 and December 1999, the Board of Directors authorized the use of a total of $20.0 million to repurchase the company's common stock. Over the past two fiscal years, the company has invested $12.2 million to repurchase a total of 1.8 million shares. No purchases were made during the first quarter of fiscal 2001 under these authorizations.